Exhibit 99.2

Blackstone Announces Pricing of Tender Offer for any and all of its

5.875 % Senior Notes Due 2021

New York, New York, September 9, 2019 - Blackstone (NYSE: BX) today announced the pricing of the previously announced cash tender offer by Blackstone Holdings Finance Co. L.L.C. (the “Company”) for any and all of its 5.875% Senior Notes due 2021 listed in the table below (the “Notes”). The tender offer is being made on the terms and subject to the conditions set forth in the offer to purchase dated September 3, 2019 and the related letter of transmittal and notice of guaranteed delivery.

The tender offer will expire at 5:00 p.m., New York City time, on September 9, 2019, unless extended or earlier terminated as described in the offer to purchase (such time and date, as they may be extended, the “Expiration Time”). Holders of the Notes who validly tender (and do not validly withdraw) their Notes prior to the Expiration Time, or who deliver to the depositary a properly completed and duly executed notice of guaranteed delivery in accordance with the instructions described in the offer to purchase and who deliver the Notes in accordance with such notice, will be eligible to receive in cash the Notes Consideration described below.

Notes	CUSIP Number/ISIN	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Reference Treasury Yield	Fixed Spread	Tender Offer Consideration (1)(2)
5.875% Senior Notes due 2021	CUSIP No. 09256BAB3 (144A)	$400,000,000	1.500% UST due 8/31/2021	FIT1	1.589%	+50 bps	$ 1,056.13
	CINS No. U09254AB6 (Reg S)
	ISINs
	US09256BAB36 (144A)
	USU09254AB61 (Reg S)

(1) Per $1,000 principal amount.

(2) Notes Consideration (as defined below) calculated on the basis of pricing for the U.S. Treasury Reference Security as of 11:00 a.m., New York city time, on September 9, 2019.

The tender offer is being made pursuant to the terms and conditions set forth in the offer to purchase, dated September 3, 2019, and the related letter of transmittal and notice of guaranteed delivery (as they may each be amended or supplemented from time to time, the “Tender Offer

Documents”), to purchase for cash any and all of the Notes. The Company refers investors to the Tender Offer Documents for the complete terms and conditions of the tender offer.

The “Notes Consideration” set forth in the table above for each $1,000 principal amount of the Notes validly tendered and accepted for purchase pursuant to the tender offer was determined by the dealer managers for the tender offer in the manner described in the offer to purchase by reference to a fixed spread (the “Fixed Spread”) for the Notes specified in the table above plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified in the table above at 11:00 a.m., New York City time, on September 9, 2019.

Holders will also receive accrued and unpaid interest on the Notes validly tendered and accepted for purchase from the March 15, 2019 interest payment date up to, but not including, the date the Company initially makes payment for such Notes, which date is anticipated to be September 10, 2019 (the “Settlement Date”).

Information Relating to the Tender Offer

Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC are joint lead dealer managers in connection with the tender offer. Global Bondholder Services Corporation (“GBS”) is the depositary and information agent for the tender offer.

For additional information regarding the terms of the tender offer, please contact Citigroup at 800-558-3745 (toll-free) or 212-723-6106 (collect) or Morgan Stanley at 800-624-1808 (toll-free) or 212-761-1057 (collect). Questions regarding the tender offer should be directed to GBS at 212-430-3774 (banks and brokers) or 866-470-3700 (all others).

The complete terms and conditions of the tender offer are described in the offer to purchase and the related letter of transmittal and notice of guaranteed delivery. These documents are available at http://www.gbsc-usa.com/Blackstone/ and may also be obtained by contacting GBS by telephone.

None of the Company, the board of directors of Blackstone Group Management L.L.C., the dealer managers, GBS or the trustee for the Notes, or any of their respective affiliates, is making any recommendation as to whether holders should tender any Notes in response to the tender offer. Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities and shall not constitute a notice of redemption under the indenture governing the Notes. The tender offer is being made solely by means of the offer to purchase and the related letter of transmittal and notice of guaranteed delivery.

About Blackstone

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our businesses, with $545 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which reflect our current views with respect to, among other things, our operations, taxes, earnings and financial performance, share repurchases and dividends. You can identify these forward-looking statements by the use of words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, as such factors may be updated from time to time in our periodic filings with the United States Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our other periodic filings. The forward-looking statements speak only as of the date of such statement, and we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact:

Public Affairs

Blackstone

New York

+ 1 212.583.5263